LENNAR PARTNERS

An LNR Company

March 1, 2001

Wells Fargo Bank Minnesota, N.A..

11000 Broken Land Parkway

Columbia, MD 21044-3562

Attention: Corporate Trust Administration (CMBS)

Salomon Brothers Mortgage Securities VII, Inc., Series 2000-C3

Re: Annual Independent Public Accountant's Servicing Report

Salomon Brothers Mortgage Securities VII, Inc, Series 2000-C3

Commercial Mortgage Pass-Through Certificates

To whom it may concern:

As of and for the year ended December 31, 2000, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan K. Chapman

Vice President

cc: Midland Loan Services, Inc.

210 West 10th Street, 6th Floor

Kansas City, Missouri 64105

Salomon Brothers Mortgage Securities VII, Inc.

388 Greenwich Street

New York, New York 10013

Attention: Angela Hutzel

LaSalle Bank, N.A.

135 South LaSalle Street, Suite 1625

Chicago, Illinois 60603

Attention: Asset Backed Securities Trust Services Group X

Salomon Brothers Mortgage Securities VII, Series 2000 C3

760 Northwest 107th Avenue, Suite 400, Miami, Florida 33172

Telephone: (305) 220-4300 - Fay: (305) 226-3428